EXHIBIT A

Certain Information Concerning Purchaser, Invitrogen and their Directors and Executive Officers

     Unless specifically noted below, the address of both Purchaser and Invitrogen, as well as each director and executive officer of both Purchaser and Invitrogen, is 1600 Faraday Avenue, Carlsbad, California 92008, and the citizenship of such director and executive officer is that of the United States of America.

Directors and Executive Officers of Babcock, Inc.

     Babcock Inc. is a newly incorporated corporation formed for the purpose of making a tender offer for all of the common stock of InforMax and have carried on no activities other than those incident to its formation and the making of the Offer.

Director or Executive
Name	Officer	Business Address	Occupation	Citizenship

John D. Thompson	Director, President and Chief Executive Officer		Vice President, Corporate Development of Invitrogen

C. Eric Winzer	Director, Chief Financial Officer and Treasurer		Chief Financial Officer of Invitrogen

John A. Cottingham	Director and Secretary		Vice President, General Counsel and Secretary of Invitrogen

Directors and Executive Officers of Invitrogen Corporation

     Invitrogen develops, manufactures and markets research tools in kit form and provides other research products and services to biotechnology and biopharmaceutical researchers and companies worldwide. Invitrogen also manufactures and markets product and services that simplify and improve gene cloning, gene expression and gene analysis techniques for corporate, academic and government entities.

Director or Executive
Name	Officer	Business Address	Occupation	Citizenship

Balakrishnan S. Iyer	Director		Senior Vice President and Chief Financial Officer, Conexant Systems, Inc.

William J. Mercer	Director		Managing Member, Avocet Ventures, LLC

Jay M. Short	Director		President, Chief Executive Officer and Chief Technology Officer, Diversa Corporation

David E. McCarty	Director		Director

James R. Glynn	Director, Executive Vice President and Chief Financial Officer		Executive Vice President and Chief Financial Officer, Invitrogen

Donald W. Grimm	Director		Partner, Hamilton-Apex LLC

Lyle C. Turner	Director, President and Chief Executive Officer		President and Chief Executive Officer, Invitrogen

Bradley G. Lorimier	Director		Director

Raymond V. Dittamore	Director		Director

C. Eric Winzer	Chief Financial Officer		Chief Financial Officer, Invitrogen

Director or
Name	Executive Officer	Business Address	Occupation	Citizenship

John D. Thompson	Vice President, Corporate Development		Vice President, Corporate Development, Invitrogen

John A. Cottingham	Vice President, General Counsel and Secretary		Vice President, General Counsel and Secretary, Invitrogen

Victor N. Nole, Jr.	President, Cell Culture Business		President, Cell Culture Business, Invitrogen

L. James Runchey	Vice President of Human Resources		Vice President of Human Resources, Invitrogen

Darryl J. Faulkner	Senior Vice President, International Operations		Senior Vice President, International Operations, Invitrogen

Ann M. McCormick	Vice President, Manufacturing Operations		Vice President, Manufacturing Operations, Invitrogen